UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Schedule 14A Information (Rule 14a-101)
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.   )
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☐	Soliciting Material Pursuant to Rule § 240.14a-12
IMMERSION CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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April 28, 2009

TO THE STOCKHOLDERS OF IMMERSION CORPORATION

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders (the “Annual Meeting”) of Immersion Corporation, which will be held at the Techmart Network Meeting Center, 5201 Great America Parkway, Santa Clara, California 95054, on Tuesday, June 9, 2009, at 9:30 a.m. California time.

This year we are pleased to take advantage of the U.S. Securities and Exchange Commission rule that allows companies to furnish proxy materials to stockholders primarily over the Internet. We believe that this new method should expedite the receipt of your proxy materials, lower the costs of our Annual Meeting and help to conserve natural resources. We encourage you to vote via the Internet and follow the links to the Proxy Statement and Annual Report, which are both available at http://ir.immersion.com/annual-proxy.cfm.

For those stockholders who have elected to receive their proxy materials in the mail, please review the Proxy Statement and Annual Report and vote via the Internet, by telephone or using your Proxy Card.

It is important that your shares be represented and voted at the Annual Meeting. WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE COMPLETE, SIGN, DATE, AND PROMPTLY RETURN YOUR PROXY TODAY. Returning the proxy does NOT deprive you of your right to attend the Annual Meeting. If you decide to attend the Annual Meeting and wish to change your proxy vote, you may do so automatically by voting in person at the meeting.

On behalf of the Board of Directors, I would like to express our appreciation for your continued support for and interest in the affairs of our company. We look forward to seeing you at the Annual Meeting.

Sincerely,

JACK SALTICH
Chairman of the Board

IMMERSION CORPORATION
801 Fox Lane
San Jose, California 95131

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held June 9, 2009

The Annual Meeting of Stockholders (the “Annual Meeting”) of Immersion Corporation will be held at the Techmart Network Meeting Center, 5201 Great America Parkway, Santa Clara, California 95054, on Tuesday, June 9, 2009, at 9:30 a.m. California time for the following purposes:

1. To elect three (3) Class I directors to hold office for a three-year term and until their respective successors are elected and qualified;

2. To ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2009; and

3. To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

Only stockholders of record at the close of business on April 13, 2009 are entitled to notice of, and to vote at, the Annual Meeting and at any adjournments or postponements thereof. A list of such stockholders will be available for inspection by any stockholder, for any purpose relating to the meeting, at our headquarters located at 801 Fox Lane, San Jose, California 95131 during ordinary business hours for the ten-day period prior to the Annual Meeting. On April 28, 2009, we mailed a Notice of Internet Availability of Proxy materials containing instructions on how to access the 2009 proxy statement and annual report and vote online. You may also request a paper proxy card to submit your vote by mail, if you prefer. We encourage you to vote via the Internet. It is convenient and saves us significant postage and processing costs and helps to conserve natural resources.

BY ORDER OF THE BOARD OF DIRECTORS,

JACK SALTICH
Chairman of the Board

San Jose, California
April 28, 2009

IMPORTANT

WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE COMPLETE, SIGN, DATE, AND PROMPTLY RETURN THE PROXY CARD TODAY. YOU MAY REVOKE YOUR PROXY AT ANY TIME PRIOR TO THE ANNUAL MEETING. IF YOU DECIDE TO ATTEND THE ANNUAL MEETING AND WISH TO CHANGE YOUR PROXY VOTE, YOU MAY DO SO AUTOMATICALLY BY VOTING IN PERSON AT THE MEETING.

IMMERSION CORPORATION

2009 ANNUAL MEETING OF STOCKHOLDERS
NOTICE OF ANNUAL MEETING AND PROXY STATEMENT

IMMERSION CORPORATION
801 Fox Lane
San Jose, California 95131

PROXY STATEMENT

FOR ANNUAL MEETING OF STOCKHOLDERS
To Be Held June 9, 2009

These proxy materials are furnished in connection with the solicitation of proxies by the Board of Directors (the “Board”) of Immersion Corporation, a Delaware corporation (“Immersion”, “we” or “us”), for the Annual Meeting of Stockholders to be held at the Techmart Network Meeting Center, 5201 Great America Parkway, Santa Clara, California 95054, on Tuesday, June 9, 2009, at 9:30 a.m. California time, and at any adjournment or postponement of the Annual Meeting. These proxy materials were first sent or given to stockholders on or about April 28, 2009.

Under rules recently adopted by the U.S. Securities and Exchange Commission (the “SEC”), we are now furnishing proxy materials to our stockholders on the Internet, rather than mailing printed copies of those materials to each stockholder. If you received a Notice of Internet Availability of Proxy Materials by mail, you will not receive a printed copy of the proxy materials unless you request one. Instead, the Notice of Internet Availability of Proxy Materials will instruct you as to how you may access and review the proxy materials on the Internet. If you received a Notice of Internet Availability of Proxy Materials by mail and would like to receive a printed copy of our proxy materials, please follow the instructions included in the Notice of Internet Availability of Proxy Materials.

PURPOSE OF MEETING

The specific proposals to be considered and acted upon at the Annual Meeting are summarized in the accompanying Notice of Annual Meeting of Stockholders. Each proposal is described in more detail in this Proxy Statement.

VOTING RIGHTS AND SOLICITATION OF PROXIES

On April 13, 2009, the record date for determination of stockholders entitled to vote at the Annual Meeting, there were 27,957,359 shares of common stock outstanding. Each stockholder of record on April 13, 2009 is entitled to one vote for each share of common stock held by such stockholder on April 13, 2009. Shares of common stock may not be voted cumulatively in the election of directors. All votes will be tabulated by the inspector of elections appointed for the meeting, who will separately tabulate affirmative and negative votes, abstentions, and broker non-votes.

Quorum Required

Our bylaws provide that the holders of a majority of our common stock, issued and outstanding and entitled to vote at the Annual Meeting, present in person or represented by proxy, shall constitute a quorum for the transaction of business at the Annual Meeting. Abstentions and broker non-votes will be counted as present for the purpose of determining the presence of a quorum.

Votes Required

Generally, stockholder approval of a matter, other than the election of directors, requires the affirmative vote of a majority of the shares cast (in person or by proxy) at the meeting. Directors are elected by a plurality of the votes cast (in person or by proxy). Other than for the election of directors, shares voted to abstain on a matter will be treated as votes cast and will have the same effect as “no” votes. Broker non-votes are not counted as votes cast on a matter in determining the number of affirmative votes required for approval of the matter, but are counted as present for quorum purposes. The term “broker non-votes” refers to shares held by a broker in street name, which are present by proxy but are not voted on a matter pursuant to rules prohibiting brokers from voting on non-routine matters without instructions from the beneficial owner of the shares. The election of directors and the ratification of the appointment of the independent registered public accounting firm are generally considered to be routine matters on which brokers may vote without instructions from beneficial owners.

Proxies

Whether or not you are able to attend the Annual Meeting, you are urged to complete and return the enclosed proxy, which is solicited by the Board, and which will be voted as you direct on your proxy when properly completed. In the event no directions are specified, such proxies will be voted as follows: (i) FOR Proposal No. 1, the election of the Board nominees named in this Proxy Statement or otherwise nominated as described in this Proxy Statement; (ii) FOR Proposal No. 2, the ratification of our independent registered public accounting firm; and (iii) in the discretion of the proxy holders as to other matters that may properly come before the Annual Meeting. You may also revoke or change your proxy at any time before the Annual Meeting. To do this, send a written notice of revocation or another signed proxy with a later date before the beginning of the Annual Meeting to the Corporate Secretary, at our principal executive office, located at 801 Fox Lane, San Jose, California 95131. You may also automatically revoke your proxy by attending the Annual Meeting and voting in person. All shares represented by a valid proxy received prior to the Annual Meeting will be voted.

Solicitation of Proxies

The cost of solicitation of proxies will be borne by us, and in addition to soliciting stockholders by mail through its regular employees, we may request banks, brokers, and other custodians, nominees, and fiduciaries to solicit their customers who have stock of registered in the names of a nominee and, if so, will reimburse such banks, brokers, and other custodians, nominees, and fiduciaries for their reasonable out-of-pocket costs. Solicitation by our officers and employees may also be made of some stockholders in person or by telephone, letter, facsimile or electronically following the original solicitation.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Pursuant to our Amended Certificate of Incorporation (the “Certificate of Incorporation”), the Board is divided into three classes — Class I, II, and III directors. Each director is elected for a three-year term of office, with one class of directors being elected at each annual meeting of stockholders. Each director holds office until his or her successor is elected and qualified or until his or her earlier death, resignation, or removal. In accordance with the Certificate of Incorporation, Class I directors are to be elected at the 2009 Annual Meeting, Class II directors are to be elected at the annual meeting in 2010, and Class III directors are to be elected at the annual meeting in 2011.

At the 2009 Annual Meeting, three Class I directors are to be elected to the Board to serve until the annual meeting of stockholders to be held in 2012 and until their successors have been elected and qualified, or until their earlier death, resignation, or removal.

Nominees

The Board’s nominees for election as Class I Directors are Anne DeGheest, Jack Saltich and Victor Viegas, the current Class I members of the Board. Shares represented by all proxies received by the Board and not so marked as to withhold authority to vote for Ms. DeGheest, Mr. Saltich and/or Mr. Viegas (by writing Ms. DeGheest’s, Mr. Saltich’s and/or Mr. Viegas’ names where indicated on the proxy) will be voted (unless Ms. DeGheest, Mr. Saltich and/or Mr. Viegas is unable or unwilling to serve) FOR the election of Ms. DeGheest, Mr. Saltich and/or Mr. Viegas. The Board knows of no reason why Ms. DeGheest, Mr. Saltich and/or Mr. Viegas would be unable or unwilling to serve, but if such should be the case, proxies may be voted for the election of another nominee(s) of the Board.

The information below sets forth the current members of the Board, including the nominees for Class I Directors:

		Class of		Director
Name	Age	Director	Principal Occupation	Since

Anne DeGheest	54	I	Founder and Principal, Medstars	2007
Jack Saltich	65	I	Chairman and Chief Executive Officer, Vitex Systems, Inc.	2002
Victor Viegas	52	I	President and Chief Executive Officer, 7th Inning Ventures, LLC	2002
Robert Van Naarden	62	II	General Partner, BVB Capital Group	2002
Clent Richardson	47	II	President and Chief Executive Officer, Immersion Corporation	2008
John Hodgman	54	III	Senior Vice President and Chief Financial Officer, InterMune, Inc.	2002
Emily Liggett	53	III	Chief Executive Officer, Nova Torque, Inc.	2006

Nominees to Serve as Directors for a Term Expiring at the 2012 Annual Meeting of Stockholders (Class I Directors):

Anne DeGheest

Ms. DeGheest has served as a member of the Board since February 2007. Since August 1986, Ms. DeGheest has served as Founder and a Principal of MedStars, an investment and executive management firm specialized in starting and developing new life sciences companies with innovative products and services. Since January 2005, Ms. DeGheest has also been active as a member of Life Science Angels, Inc., an angel investment group focused solely on biotechnology and medical device companies, as well as serving as chair of the device screening committee and on their Board of Directors since February 2009. From November 1998 to September 2002, Ms. DeGheest founded and served as President and Chief Executive Officer of MedPool.com, Inc., an e-commerce hospital procurement company. From September 1979 through November 1998, Ms. DeGheest served in various sales and marketing roles at OmniCell Technologies, Nellcor, and Raychem and was an Entrepreneur in Residence at Institutional Venture Partners, a venture capital firm. Ms. DeGheest holds an M.S. in general engineering and business from the University of Brussels, Belgium and an M.B.A. from Harvard University.

Jack Saltich

Mr. Saltich has served as the Chairman of the Board since February 2009, and as a member of the Board since January 2002. Mr. Saltich also served as Lead Independent Director from October 2007 to February 2009. Since February 2006, Mr. Saltich has served as the Chairman and Chief Executive Officer of Vitex Systems, Inc., a developer of transparent ultra-thin barrier films for use in the manufacture of next-generation flat panel displays. From July 1999 to August 2005, he served as the President and Chief Executive Officer of Three-Five Systems, Inc., a technology company specializing in the design, development, and manufacturing of customer displays and display systems. Three-Five Systems, Inc. filed a voluntary petition for bankruptcy under Chapter 11 of the U.S. Bankruptcy Code on September 8, 2005. From 1993 to 1999, Mr. Saltich served as a Vice President of Advanced Micro Devices, where his last position was General Manager of its European Microelectronics Center in Dresden, Germany. Mr. Saltich also serves on the Board of Directors of Leadis Technology, Ramtron International Corporation, Atmel Corporation and on the Manufacturing Advisory Board for Cypress Semiconductor Corporation. Mr. Saltich received both a B.S. and an M.S. in electrical engineering from the University of Illinois.

Victor Viegas

Mr. Viegas has served as a member of the Board of Directors since October 2002. Mr. Viegas was our Chief Executive Officer from October 2002 through April 2008, and President from February 2002 through April 2008.

Mr. Viegas was also Chairman of the Board of Directors from October 2007 to February 2009. Mr. Viegas also served as Chief Financial Officer until February 2005, having joined the Company in August 1999 as Chief Financial Officer, Vice President, Finance. From June 1996 to August 1999, he served as Vice President, Finance and Administration and Chief Financial Officer of Macrovision Corporation, a developer and licensor of video and software copy protection technologies. From October 1986 to June 1996, he served as Vice President of Finance and Chief Financial Officer of Balco Incorporated, a manufacturer of advanced automotive service equipment. He holds a B.S. in Accounting and an M.B.A. from Santa Clara University. Mr. Viegas is also a Certified Public Accountant in the State of California.

Directors Serving for a Term Expiring at the 2010 Annual Meeting of Stockholders (Class II Directors):

Robert Van Naarden

Mr. Van Naarden has served as a member of the Board since October 2002. Since October 2007, Mr. Van Naarden has been a General Partner of BVB Capital Group, a private equity fund focusing on technology and food processing investments. From February 2006 to September 2007, Mr. Van Naarden served as Executive Vice President of Verdasys, Inc., an enterprise software company. From February 2004 to February 2006, Mr. Van Naarden served as the President and Chief Executive Officer of Empire Kosher Poultry, Inc., a chicken and turkey processor in North America. From July 2003 to April 2004, Mr. Van Naarden served as an independent consultant to us assisting with certain marketing initiatives of Immersion Medical. From July 2000 to July 2003, Mr. Van Naarden served as the President and Chief Executive Officer of AuthentiDate, Inc., a software services business. From August 1996 to July 2000, Mr. Van Naarden was the Vice President, Sales, Marketing, and Professional Services of Sensar, Inc., a developer and supplier of iris identification products and services for the banking industry. Mr. Van Naarden received a B.S. in physics and a B.S. in electrical engineering from the University of Pittsburgh and an M.S. in electrical engineering/computer science from Northeastern University.

Clent Richardson

Mr. Richardson joined Immersion in April 2008 as President, Chief Executive Officer and member of the Board of Directors. From July 2007 through March 2008 Mr. Richardson was Chief Marketing Officer of TiVo, Inc., a provider of technology and services for digital video recorders. In April 2004, Mr. Richardson joined Nortel Networks Inc., a telecommunications networks and solutions company, as Vice President of Global Marketing, Enterprise Networks and was promoted to Chief Marketing Officer in October 2004 and served in that capacity through February 2006. From August 2003 to November 2003, Mr. Richardson was a management consultant for America Online, Inc., an internet services and media company. From April 2001 to March 2003, Mr. Richardson was Chief Sales and Marketing Officer and a member of the Board of Directors of T-Mobile U.K., a wireless phone company, and concurrently chairman of T-Mobile Retail, Ltd. Mr. Richardson served as Vice President, Worldwide Developer Relations from December 1997 to March 2001 and also as Vice President, Worldwide Solutions Marketing from February 2000 to March 2001 for Apple Computer, Inc., a consumer electronics and software manufacturer. Prior to December 1997, Mr. Richardson served as Vice President, Marketing and Sales for Design Intelligence, Inc.; senior manager, Evangelism for Apple Computer, Inc.; Vice President and Director of Sales for Foster Ousley Conley, Inc.; and held several sales and management positions within GTE Corporation (now part of Verizon) over a five year period including Group Manager, Major Accounts in California for GTE Mobilenet, a subsidiary of GTE Corporation. Mr. Richardson holds a B.A. in Counseling Psychology from Antioch University.

Directors Serving for a Term Expiring at the 2011 Annual Meeting of Stockholders (Class III Directors):

John Hodgman

Mr. Hodgman has served as a member of the Board since January 2002. Since August 2006, Mr. Hodgman has served as Senior Vice President and Chief Financial Officer of InterMune, Inc., a biotechnology company focused on pulmonology and hepatology therapies. From August 1999 to November 2008, Mr. Hodgman served as Chairman of the Board of Cygnus, Inc., a medical company focused on the development, manufacturing, and commercialization of new and improved glucose monitoring devices. He served as President and Chief Executive Officer of Cygnus from August 1998 through December 2005. He also served as President of Cygnus Diagnostics from May 1995 to August 1998 where he was responsible for the commercialization efforts for the GlucoWatch biographer glucose monitor. Mr. Hodgman joined Cygnus in August 1994 as Vice President, Finance and Chief Financial Officer. Additionally, from June 2005 through October 2005, Mr. Hodgman served as President and CEO of Aerogen, Inc., where he directed the merger with Nektar Corporation. Mr. Hodgman also serves on the Board of Directors of AVI BioPharma, Inc., where he serves as chairman of their audit committee. Mr. Hodgman holds a B.S. from Brigham Young University and an M.B.A. from the University of Utah.

Emily Liggett

Ms. Liggett has served as a member of the Board since February 2006. Since March 2009, Ms. Liggett has served as Chief Executive Officer of Nova Torque, Inc., a cleantech company focused on the development of disruptive electric motor technology. From April 2004 to May 2007, Ms. Liggett served as President and Chief Executive Officer of Apexon, Inc., a provider of supply performance management software for manufacturers. From November 2002 through August 2003, she was interim President and Chief Executive Officer of Capstone Turbine Corporation. From June 1984 through April 2002, Ms. Liggett served at Raychem Corp., later Tyco Corp. Ms. Liggett was Managing Director of Tyco Ventures where she led venture and resource investments. Before Tyco’s acquisition of Raychem in 1999, Ms. Liggett worked for 15 years at Raychem in sales, marketing, operations, and division management positions. She was President and Chief Executive Officer of Raychem’s subsidiary, Elo TouchSystems, a leading worldwide manufacturer of touchscreens, and Division Manager of Raychem’s Telecommunications and Energy Division. Ms. Liggett holds an M.B.A. and an M.S. in engineering from Stanford University and a B.S. in engineering from Purdue University.

Vote Required

If a quorum is present and voting, the three nominations for Class I directors receiving the greatest number of votes will be elected as Class I directors. Abstentions and broker non-votes have no effect on the vote.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE
“FOR” THE CLASS I DIRECTOR NOMINEES LISTED HEREIN.

CORPORATE GOVERNANCE

Board of Directors

Independence of Directors

In accordance with the standards for independence set forth in Nasdaq Marketplace Rule 4200, our Board has determined that, except for Mr. Viegas, as our former President, Chief Executive Officer and Chairman of the Board and Mr. Richardson, as our current President and Chief Executive Officer, each of the members of our Board has no relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and is otherwise “independent” in accordance with the applicable listing standards of the Nasdaq Stock Market (“Nasdaq”) as currently in effect.

Executive Sessions; Leadership Transition, Chairman of the Board and Lead Director

Non-management directors meet in executive session without management present each time the Board holds its regularly scheduled meetings. In October 2007, Mr. Viegas was appointed Chairman of the Board of Directors as part of a leadership transition whereby Mr. Viegas would later resign from his role as President and Chief Executive Officer and Immersion would hire a new President and Chief Executive Officer. The Board of Directors also determined in October 2007 that it was in the best interests of Immersion and its stockholders to designate Mr. Saltich to act as the lead director for executive sessions of non-management directors. The lead director was elected from among the non-management directors of the Board. On April 24, 2008, we announced that effective April 28, 2008, Mr. Richardson had been appointed President and Chief Executive Officer, and Mr. Viegas had resigned from these positions effective that date. On February 25, 2009, Mr. Saltich was appointed Chairman of the Board of Directors, replacing Mr. Viegas in that capacity.

Committees; Meeting Attendance

The Board has a standing Audit Committee, Compensation Committee, and a Nominating/Corporate Governance Committee. In 2008, the Board held nine meetings, the Audit Committee held eight meetings, the Compensation Committee held six meetings, and the Nominating/Corporate Governance Committee held four meetings. In 2008, each of the directors attended at least 75% of the meetings of the Board and any committees of the Board on which he or she serves.

Director Attendance at Annual Meetings

We make every effort to schedule our annual meeting of stockholders at a time and date to accommodate attendance by directors taking into account the directors’ schedules. All directors are encouraged to attend the annual meeting of stockholders. Three non-employee directors attended our 2008 annual meeting of stockholders.

Corporate Governance and Board Committees

The Board has adopted a Code of Business Conduct and Ethics that outlines the principles of legal and ethical business conduct. The code, which is applicable to all of our directors, employees, and officers, is available on Web site at www.immersion.com/corpgov. Any substantive amendment or waiver of this code may be made only by the Board upon a recommendation of the Audit Committee and will be disclosed on our Web site.

The Board has also adopted a written charter for each of the Audit, Compensation, and Nominating/Corporate Governance Committees. Each charter is available on our Web site at www.immersion.com/corpgov.

Audit Committee

The Audit Committee retains our independent registered public accounting firm, reviews the scope of audit and pre-approves permissible non-audit services by our independent registered public accounting firm, reviews the accounting principles and auditing practices and procedures to be used for our financial statements, reviews the results of those audits, annually reviews the audit committee charter, and reviews related party transactions. The members of the Audit Committee are Messrs. Hodgman and Saltich and Ms. Liggett. Mr. Hodgman is the Chair of the Audit Committee. The Board has determined that each member of the Audit Committee meets the independence criteria set forth in the applicable rules of Nasdaq and the SEC for audit committee membership. In addition, the Board has determined that all members of the Audit Committee possess the level of financial literacy required by applicable Nasdaq and SEC rules and that in accordance with section 407 of the Sarbanes-Oxley Act of 2002, at least one member of the Audit Committee, Mr. Hodgman, is qualified as an “audit committee financial expert,” as defined in the rules of the SEC. Additional information regarding the Audit Committee is set forth in the Report of the Audit Committee immediately following Proposal No. 2.

Compensation Committee

The Compensation Committee’s responsibilities include: overseeing the our general compensation structure, policies and programs, and assessing whether our compensation structure establishes appropriate incentives for management and employees and properly aligns executive compensation with stockholder interests and expected business performance; making recommendations to the Board with respect to and administration of our equity-based compensation plans, including our stock option plans and employee stock purchase plan; reviewing and approving compensation packages for our executive officers; reviewing and approving employment and retention agreements and severance arrangements for executive officers, including change-in-control provisions, plans or agreements; and reviewing the compensation of directors for service on the Board of Directors and its committees and recommending changes in compensation to the Board of Directors. Other than the delegation to the Chief Executive Officer of the authority to grant awards under certain equity plans pursuant to guidelines set by the Board, the Compensation Committee has not delegated any of its duties under its charter. Regarding most compensation matters, including executive and director compensation, management provides recommendations to the Compensation Committee. The Compensation Committee engaged Compensia, Inc., an executive compensation consulting firm, throughout 2008, to provide it with advice relating to executive compensation matters.

The members of the Compensation Committee are Messrs. Saltich, Hodgman and Van Naarden. Mr. Saltich is the Chair of the Compensation Committee. The Board has determined that each member of the Compensation Committee meets the independence criteria set forth in the applicable Nasdaq rules. A report of the Compensation Committee is set forth below.

Nominating/Corporate Governance Committee

The Nominating/Corporate Governance Committee identifies, evaluates and recommends candidates for Board positions to the Board and recommends to the Board policies on Board and committee composition and criteria for Board membership. The Nominating/Corporate Governance Committee also recommends to the Board, and reviews on a periodic basis, our succession plan, including policies and principles for selection and succession of the Chief Executive Officer in the event of an emergency or the resignation or retirement of our Chief Executive Officer. In addition, the Nominating/Corporate Governance Committee periodically reviews policies and the compliance of senior executives with respect to these policies. The Nominating/Corporate Governance Committee also reviews our compliance with corporate governance listing requirements of Nasdaq and assists the Board in developing criteria for the annual evaluation of the Chief Executive Officer, director and committee performance. The members of the Nominating/Corporate Governance Committee are Ms. DeGheest and Ms. Liggett. Ms. Liggett is the Chair of the Nominating/Corporate Governance Committee. Each member of the Nominating/Corporate Governance Committee is independent for purposes of Nasdaq rules.

The Nominating/Corporate Governance Committee evaluates all directors whose terms will expire at the next annual meeting of stockholders and are willing to continue in service in order to determine whether to recommend to the Board such directors for election at the annual meeting. The Nominating/Corporate Governance Committee considers the following factors in any such evaluation:

•	the appropriate size of the Board and its committees;

•	the perceived needs of the Board for particular skills, background, and business experience;

•	the relevant skills, background, reputation, and business experience of nominees compared to the skills, background, reputation, and business experience already possessed by other members of the Board;

•	nominees’ independence from management;

•	applicable regulatory and listing requirements, including independence requirements and legal considerations, such as antitrust compliance;

•	the benefits of a constructive working relationship among directors; and

•	the desire to balance the considerable benefit of continuity with the periodic injection of the fresh perspective provided by new members.

The Nominating/Corporate Governance Committee’s goal is to assemble a Board that brings to the company a variety of perspectives and skills derived from high quality business and professional experience. Directors should possess the highest personal and professional ethics, integrity, and values, and be committed to representing the best interests of our stockholders. They must also have an inquisitive and objective perspective and mature judgment. Director candidates must have sufficient time available in the judgment of the Nominating/Corporate Governance Committee to perform all Board and committee responsibilities. Board members are expected to prepare for, attend, and participate in all Board and applicable committee meetings.

Other than the foregoing, there are no stated minimum criteria for director nominees, although the Nominating/Corporate Governance Committee may also consider such other factors as it may deem, from time to time, are in the best interests Immersion and its stockholders. The Nominating/Corporate Governance Committee believes that to comply with The Nasdaq Stock Market and SEC rules, at least one member of the Board meets the criteria for an “audit committee financial expert,” and at least a majority of the members of the Board meet the definition of “independent” director. The Nominating/Corporate Governance Committee also believes it appropriate for one or more key members of the management to participate as members of the Board.

The Nominating/Corporate Governance Committee will consider the criteria and policies set forth above in determining if the Board requires additional candidates for director. The Nominating/Corporate Governance Committee will consider candidates for directors proposed by directors or management, may poll directors and management for suggestions, or conduct research to identify possible candidates, and may engage, if the Nominating/Corporate Governance Committee believes it is appropriate, a third party search firm to assist in identifying qualified candidates. All such candidates will be evaluated against the criteria and pursuant to the policies and procedures set forth above. All director nominees, including incumbents, must submit a completed form of directors’ and officers’ questionnaire as part of the nominating process. The evaluation process may also include interviews and additional background and reference checks for non-incumbent nominees at the discretion of the Nominating/Corporate Governance Committee.

The Nominating/Corporate Governance Committee will also evaluate any recommendation for director nominee proposed by a stockholder, provided that such recommendation is sent in writing to the Corporate Secretary at 801 Fox Lane, San Jose, California 95131 at least 120 days prior to the anniversary of the date proxy statements were mailed to stockholders in connection with the prior year’s annual meeting of stockholders. The recommendation must also contain the following information:

•	the candidate’s name, age, contact information, and present principal occupation or employment; and

•	a description of the candidate’s qualifications, skills, background, and business experience during, at a minimum, the last five years, including his/her principal occupation and employment and the name and principal business of any corporation or other organization in which the candidate was employed or served as a director.

The Nominating/Corporate Governance Committee will evaluate any candidates recommended by stockholders against the same criteria and pursuant to the same policies and procedures applicable to the evaluation of all other proposed candidates, including incumbents, and will select the nominees that in the Nominating/Corporate Governance Committee’s judgment best suit the needs of the Board at that time. However, if the Nominating/Corporate Governance Committee determines that a recommendation does not satisfy the above-described requirements, the Committee will not consider such recommendation.

As an alternative for stockholders to suggest director nominees to the Nominating/Corporate Governance Committee, a stockholder may nominate directors for consideration at an annual or special meeting pursuant to the methods proscribed our bylaws, as summarized below. Any stockholder entitled to vote in the election of directors generally may nominate one or more persons for election as directors at a meeting only if timely notice of such stockholder’s intent to make such nomination or nominations has been given in writing to our Corporate Secretary. To be timely, notice of a stockholder’s nomination for a director to be elected at an annual meeting shall be received at our principal executive offices not less than 120 days in advance of the date that the proxy statement was released to stockholders in connection with the previous year’s annual meeting of stockholders, except that if no annual meeting was held in the previous year or the date of the annual meeting has been changed by more than 30 days from the date contemplated at the time of the previous year’s proxy statement, to be timely, such notice must be received not later than the close of business on the tenth day following the day on which the date of the annual meeting was announced; provided, however, that in the event that the number of directors to be elected at an annual meeting is increased, and there is no public announcement by us naming the nominees for the additional directorships at least 130 days prior to the first anniversary of the date that our proxy statement was released to stockholders in connection with the previous year’s annual meeting, a stockholder’s notice shall be considered timely, but only with respect to nominees for the additional directorships, if it shall be delivered to the Corporate Secretary at our principal executive offices not later than the close of business on the 10th day following the day on which such public announcement is first made by us.

In the event of a nomination for director to be elected at a special meeting, notice by the stockholders, to be timely, shall be delivered to the Corporate Secretary not earlier than the 90th day prior to such special meeting and not later than the close of business on the later of the 70th day prior to such special meeting or the 10th day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the Board to be elected at such meeting.

Each such notice shall set forth: (a) the name and address of the stockholder who intends to make the nomination, of the beneficial owner, if any, on whose behalf the nomination is being made and of the person or persons to be nominated; (b) a representation that the stockholder is a holder of record of stock of Immersion entitled to vote for the election of directors on the date of such notice and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (c) a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the stockholder; (d) such other information regarding each nominee proposed by such stockholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the SEC had the nominee been nominated or intended to be nominated by the Board; and (e) the consent of each nominee to serve as a director of Immersion if so elected.

If the Chair of the meeting for the election of directors determines that a nomination of any candidate for election as a director at such meeting was not made in accordance with the applicable provisions of our bylaws, such nomination shall be void.

Communications by Stockholders with Directors

Stockholders may communicate with any and all directors by transmitting correspondence by mail, facsimile, or e-mail, addressed as follows: Board or individual director, c/o Corporate Secretary, 801 Fox Lane, San Jose, California 95131; Fax: (408) 350-8761; E-mail Address: corporate.secretary@immersion.com. The Corporate Secretary will maintain a log of such communications and transmit as soon as practicable such communications to the identified director addressee(s), unless there are safety or security concerns that mitigate against further transmission of the communication, as determined by the Corporate Secretary. The Board or individual directors so addressed will be advised of any communication withheld for safety or security reasons as soon as practicable. The Corporate Secretary will relay all communications to directors absent safety or security issues.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Our compensation programs are designed to align compensation with our annual and long-term business objectives and performance, enabling us to attract, retain, and reward executive officers and other key employees who contribute to our long-term success and motivate executive officers to enhance long-term stockholder value. We also strive to design programs to position Immersion competitively among the companies against which we recruit and compete for talent. We recognize that compensation programs must be understandable to be effective and that program administration and decision making must be fair and equitable. We also consider the financial obligations created by our compensation programs and design them to be cost effective. To meet these objectives, the principal components of executive compensation in 2008 consisted of base salary, short-term cash incentive awards, and long-term equity incentive awards.

The Compensation Committee reviews and recommends to the Board for approval all compensation programs (including equity compensation) applicable to our executive officers and directors, our overall strategy for employee compensation, and the specific compensation of our CEO and other executive officers. The committee has the sole authority to select, retain, and terminate special counsel and other experts (including compensation consultants), as the committee deems appropriate. As discussed in more detail below, in July 2008, the committee engaged a compensation consultant that reported directly to the committee to work with the committee and management on certain projects related to our executive, board and equity compensation matters.

Compensation Actions for 2008 and 2009

We underwent significant management changes in 2008 and the beginning of 2009. Mr. Viegas resigned as our CEO and President effective April 28, 2008 and was replaced by Mr. Richardson. On July 14, 2008, Mr. Vogel resigned from his position as Senior Vice President and General Manager of our Medical line of business. Mr. Vogel was replaced by Daniel Chavez, who served as our interim Senior Vice President and General Manager of our Medical line of business from August 1, 2008 to December 1, 2008, at which time Mr. Chavez became our Senior Vice President and General Manager of our Medical line of business. On September 7, 2008, we hired G. Craig Vachon as Vice President and General Manager of Mobility and on January 9, 2009, we consolidated our Touch Interface Product, Gaming and Mobility business units into one business unit referred to as the Touch line of business. In connection with the consolidation, we appointed Mr. Vachon as Senior Vice President and General Manager of our Touch line of business, effective January 12, 2009.

The Compensation Committee’s recommendations regarding executive compensation in 2008 and 2009 took into account these management changes as well as our performance, the current global economic recession and the widespread concern over executive pay. As further described below, at the beginning of 2008, our executive compensation as a whole ranged from the 25th to 50th percentile relative to a peer group of medical device and technology companies of similar size and revenue. With the significant changeover in management, the Compensation Committee recognized the need to recruit the necessary talent for us to execute on our growth strategy and made decisions to provide competitive packages to achieve this goal, while at the same time focusing a significant part of these packages on long-term incentives to align the management team with the interests of its stockholders. As the macro-economic climate declined and began to affect our financial results, the Board, at the recommendation of the committee, took action in early 2009, freezing executive salaries at 2008 rates and instead chose to incentivize the executive team with long-term incentives, which is discussed further below. Further, in March 2009, Mr. Richardson, recognizing the need to reduce costs in the extraordinarily tough business environment, voluntarily reduced his base salary by 12% and reduced all other executive’s base salary by 5%.

Role of Executive Officers and Consultants in Compensation Decisions

While the Compensation Committee determines our overall compensation philosophy and sets the compensation of our CEO and other executive officers, it looks to the CEO to make recommendations to the committee with respect to both overall guidelines and specific compensation decisions. Our CEO also provides the Board and the Compensation Committee with his perspective on the performance of our executive officers as part of the determination of the individual portion payable under the Executive Incentive Plans (as described below) and the annual personnel review as well as a self-assessment of his own performance. The committee establishes compensation levels for our CEO, and our CEO is not present during any of these discussions. Our CEO recommends to the committee specific compensation amounts for executive officers other than himself, and the committee considers those recommendations and information provided by its compensation consultant concerning peer group comparisons and industry trends and makes the ultimate compensation decisions. Our CEO, Vice President of Human Resources, and Vice President of Legal regularly attend the Compensation Committee’s meetings to provide perspectives on the competitive landscape and the needs of the business, information regarding Immersion’s performance, and technical advice. Members of the committee also participate in the Board’s annual review of the CEO’s performance and its setting of annual performance goals, in each case led by our lead independent director or independent chairman of the board. See “Executive Sessions; Leadership Transition, Chairman of the Board and Lead Director” above for further details.

Prior to 2007, the Compensation Committee had not retained compensation consultants to review its policies and procedures with respect to executive compensation, but rather conducted annual benchmark reviews of the aggregate level of executive compensation, as well as the mix of elements used to compensate the executive officers. In 2007, the Compensation Committee retained Meyercord & Associates to evaluate compensation practices relative to peer companies and to assist the committee in the development and implementation of improved short term incentive plans. In July 2008, the Compensation Committee retained Compensia to develop compensation guiding principles, to conduct a total direct compensation review for our executive officers relative to market norms, to assess the pay and performance relationship of our executive compensation program on an absolute basis and relative to peers and to identify gaps, improvements, opportunities and to offer recommendations to ensure the pay program is aligned with competitive practices, our business strategy and both the individual and company performance. In addition, Compensia evaluated our equity use as compared to current competitive levels and developed a proposed long-term incentive strategy. These compensation consultants reported directly to the committee, and the committee had the sole power to terminate or replace these consultants at any time. As part of its engagement, the Compensation Committee directed the compensation consultants to work with our Vice President of Human Resources and other members of management to obtain information necessary for it to form its recommendations and evaluate management’s recommendations. The consultants also met with the committee during certain of the committee’s meetings and in executive session, where no members of management were present, and with the committee chair and other members of the committee outside of the meetings. Compensia’s fees for consulting advice to the committee for the year ended December 31, 2008 were approximately $81,716.

Competitive Considerations

In making its annual compensation decisions in February 2008 with respect to the executive officers that were then in place, the Compensation Committee began with the peer review provided by Meyercord & Associates in 2007 and updated the compensation of the executives using a merit budget allocated to such individuals. The companies comprising the peer group that Meyercord & Associates used to conduct its analysis in 2007 consisted of the following publicly-traded high technology companies:

8x8, Inc.	Hi/fn Inc.	Rita Medical Systems
Catalyst Semiconductor, Inc.	Lasercard Corporation	SCM Microsystems Inc.
Durect Corporation	Micro Linear	SupportSoft, Inc.
Echelon Corporation	Monolithic Systems Technology Inc.	Synplicity Inc.
Electroglas Inc.	NetManage Inc.	Virage Logic Corporation
Embarcadero Technologies	PLX Technology	Volterra Semiconductor Corporation
Endware Corporation	QuickLogic Corporation

In October 2008, Compensia presented its executive compensation review to the Board, which included an analysis of our compensation components relative to market peers. In performing this analysis, Compensia evaluated our executive compensation relative to companies of similar size and revenue to Immersion in both the technology and medical device sectors. The companies comprising this group were:

Technology Peers

ActiveIdentity Corporation	CEVA, Inc.	DivX, Inc.
DTS, Inc.	MIPS Technologies, Inc.	OpenTV Corporation
QuickLogic Corporation	SRS Labs

Medical Device Peers

Abiomed, Inc.	Accuray, Inc.	ATS Medical, Inc.
Biolase Technology, Inc.	Bovie Medical Corporation	Conceptus, Inc.
Hansen Medical, Inc.	iCAD, Inc.	IRIDEX Corporation
LeMaitre Vascular, Inc.	OraSure Technologies, Inc.	Somanetics Corporation
STAAR Surgical Company	Thermage, Inc.	VNUS Medical Technologies, Inc.

Going forward, the Compensation Committee believes that as a result of our two different lines of business, it is appropriate to evaluate our executive compensation elements relative to both the technology and medical device peer groups, giving a 50% weighting to each group. These peer groups, as well as their respective weightings, will be reviewed annually by the Committee to ensure that the comparators are reasonable from a business and size perspective.

Elements of Compensation/Executive Compensation Practices

For 2008, the principal components of executive compensation consisted of base salary, short-term cash incentive awards, and stock options. Our executive officers are also eligible to participate in our health and benefits plans, retirement savings plans, flexible spending accounts and our employee stock purchase plan, which are generally available to all of our employees. In addition, we have included a discussion of the perquisites available to our Chief Executive Officer. Although the Compensation Committee has not established a fixed policy for the allocation between cash and equity compensation or short-term and long-term compensation, the committee, as part of its evaluation of the compensation of our executive officers, reviews not only the individual elements of compensation, but also total compensation. In general, compensation of executive officers is weighted towards equity incentives, as the committee wants the senior leadership team to have and maintain a long-term perspective on the company’s affairs.

Base Salary

Base salary is the fixed portion of executive pay and is set to reward individuals’ current contributions to the company and compensate them for their expected day-to-day performance. In February 2007, we increased the base salaries of our executives based on the Meyercord & Associates peer group study such that the salaries of our executives fell within the median level base salaries of the executives of the peer group identified by Meyercord & Associates. In February 2008, relying on the data from the previous year, the Compensation Committee recommended to the Board merit increases to the executive officers, other than the CEO, based on an agreed-upon budget and allocated based on individual performance. At this time, Mr. Viegas had already informed the Board and the committee of his intention to resign as CEO as soon as his successor was appointed and as such, the Board and Mr. Viegas agreed that his salary would remain at the 2007 level. A comparison of 2007 and 2008 base salaries for our named executive officers is as follows:

Name	2007 Base Salary	2008 Base Salary

Victor Viegas	$300,000	$300,000
Stephen Ambler	$214,240	$220,667
Richard Vogel	$231,525	$240,786

In April 2008, Mr. Richardson was appointed as the new CEO, replacing Mr. Viegas. In setting his base salary at $315,000, the Compensation Committee used the Radford Executive Survey to negotiate his salary, as well as input offered by the recruiting firm who assisted us in hiring and negotiating employment terms of the CEO. Radford is a leading international survey company, based in San Jose, California. Radford’s suite of global surveys includes nearly 3.5 million incumbents and offers current data to 2,000+ clients

Starting in October 2008, our pay positioning strategy was to target annual base salary ranges of the executive group as a whole at the median level relative to our peer group of technology and medical device companies of similar size and revenue as identified by Compensia. In February 2009, the Compensation Committee reviewed each executive officer’s salary for 2009. Although our executive salaries as a whole generally ranged from 25th to 50th percentile relative to our peer group of technology and medical device companies of similar size and revenue, in light of the financial uncertainties caused by the global macro-economic recession and credit crisis, the committee decided to freeze 2009 salaries for executive officers, including our CEO, at 2008 levels. Further, in March 2009, the CEO voluntarily reduced his base salary by 12% and reduced all other executive officers’ salaries by 5% in an effort to manage expenses in the uncertain economic environment.

Short-term Cash Incentive Awards

Executive Incentive Plans.  The Executive Incentive Plans are cash incentive programs designed to align executive compensation with annual performance and to enable Immersion to attract, retain, and reward individuals who contribute to Immersion’s success and motivate them to enhance the value of Immersion. The Compensation Committee believes that incentive payouts should be tightly linked to Immersion’s performance, with individual compensation differentiated based on individual performance. As a result, funding and payouts under the Executive Incentive Plans are dependent and based on Immersion’s performance and individual performance.

The committee, with input from the CEO for all executive officers other than the CEO, establishes (1) performance measures based on business criteria and target levels of performance and (2) a formula for calculating a participant’s award based on actual performance compared to the pre-established performance goals. Performance measures may be based on a wide variety of business metrics.

The following table outlines the performance measures for the 2008 Executive Incentive Plans for each Named Executive Officer and the committee’s rationale for selecting those performance measures:

Named
Executive Officer	Performance Measures	Rationale

Clent Richardson/ Victor Viegas/ Stephen Ambler
• 40% determined by a matrix of varying levels of GAAP adjusted revenue and GAAP adjusted operating profit (loss) achieved in 2008, with minimum amounts below which no payments would occur and maximum amounts at which the Named Executive Officer would earn 200% of this portion of the Executive Incentive Plan

• The committee believes these financial measures are the best measures of short- and intermediate-term results for the company given that they are publicly announced, widely followed, and can be influenced by management in the short to intermediate term.

	• 40% determined by achievement of corporate initiatives, including certain corporate transactions, implementation of a company-wide ERP system, international operations and press releases	• The committee believes that the achievement of these corporate initiatives contributes to long-term stockholder value.
	• 20% determined by achievement of certain management objectives	• The committee believes the use of individualized management objectives focuses individuals on achieving certain strategic objectives of the company further increasing long-term stockholder value
Richard Vogel
• 15% determined by a matrix of varying levels of GAAP adjusted revenue and GAAP adjusted operating profit (loss) achieved in 2008, with minimum amounts below which no payments would occur and maximum amounts at which the Named Executive Officer would earn 200% of this portion of the Executive Incentive Plan

• The committee believes these financial measures are the best measures of short- and intermediate-term results for the company given that they are publicly announced, widely followed, and can be influenced by management in the short to intermediate term.

	• 15% determined by achievement of corporate initiatives, including certain corporate transactions, implementation of a company-wide ERP system, international operations and press releases	• The committee believes that the achievement of these corporate initiatives contributes to long-term stockholder value.

Named
Executive Officer	Performance Measures	Rationale

Richard Vogel (cont.)
• 52.5% determined by a matrix of varying levels of GAAP adjusted revenue for the Medical line of business and GAAP adjusted operating profit (loss) achieved for the Medical line of business in 2008, with minimum amounts below which no payments would occur and maximum amounts at which the Named Executive Officer would earn 200% of this portion of the Executive Incentive Plan

• The committee believes these financial measures are the best measures of short- and intermediate-term results for the company given that they are publicly announced, widely followed, and can be influenced by management in the short to intermediate term.

	• 17.5% determined by achievement of certain management objectives	• The committee believes the use of individualized management objectives focuses individuals on achieving certain strategic objectives of the company further increasing long-term stockholder value

The GAAP adjusted revenue and GAAP adjusted operating profit (loss) matrix for Immersion for 2008 was as follows:

Revenue/Operating Profit (Loss) Targets	$38.600M	$40.750M	$42.900M	$45.900M	$48.900M

$(12.900)M	100%	110%	120%	150%	200%
$(14.000)M	90%	100%	110%	120%	150%
$(16.100)M	50%	80%	100%	110%	120%
$(16.900)M	0%	50%	80%	90%	90%
$(17.700)M	0%	0%	50%	80%	80%

For purposes of the Executive Incentive Plans, GAAP adjusted revenue means revenue recognized by Immersion for the applicable period in accordance with GAAP and as reported in our audited financial statements and operating profit (loss) is operating profit (loss) less corporate support costs, litigation expenses and intangible amortization, excluding non cash stock compensation expenses. The amount by which a Named Executive Officer is paid any amounts under the Executive Incentive Plan is determined based on our actual performance measured against the targets set forth above as well as the achievements of the corporate initiatives and management objectives weighted as described above. In addition, the Board of Directors determines a performance weighting to be applied to the Executive’s initial incentive payment calculation, which weighting is based on the Executive’s overall annual performance as determined by the Board. The weighting factor typically ranges between 0.80 and 1.20, which factor is then multiplied by the executive’s initial payment calculation to determine the executive’s incentive payment.

In 2008, the maximum incentive amount that could be paid was 168% of target. In 2008, total annual target incentive amount was 100% of base salary for Mr. Richardson and Mr. Viegas, 60% for Mr. Vogel and 50% for Mr. Ambler. Because Immersion did not achieve the minimum GAAP adjusted revenue and GAAP adjusted operating profit (loss) for 2008, none of the executive officers received a payment for that portion of the Executive Incentive Plan. Mr. Richardson received $120,960 under his Executive Incentive Plan, which represented 75% achievement of the corporate initiatives, 90% of his management objectives and a 1.2 discretionary multiplier, prorated for the period that Mr. Richardson served as CEO. Although Mr. Richardson achieved 90% of his objectives for 2008, the committee recognized that the environment during which Mr. Richardson’s objectives were first determined drastically changed throughout 2008 pursuant to which Mr. Richardson handled numerous unanticipated challenges, including a complete restructuring of the lines of businesses, the rebuilding of the executive team and revenue growth quarter in 2008 over 2007 despite the declining macro-economic climate. As a result, the committee concluded that a 1.2 discretionary multiplier was justified. Mr. Viegas received $48,000 under his Executive Incentive Plan, which represented 75% achievement of the corporate initiatives, 90% of his management objectives and a 1.0 discretionary multiplier, prorated for the period that Mr. Viegas served as CEO. Mr. Ambler received $55,167 under his Executive Incentive Plan, which represented 75% achievement of the corporate initiatives, 100% of his management objectives and a 1.0 discretionary multiplier. Since Mr. Vogel resigned in July 2008, he did not receive any payment under his Executive Incentive Plan.

Following the total direct compensation review conducted by Compensia in October 2008, the committee determined that financial performance metrics were still appropriate metrics for use in Executive Incentive Plans to appropriately align executive compensation with annual performance. For 2009, the committee has determined that the financial performance metrics were the only appropriate metric for the CEO’s Executive Incentive Plan and thus, 100% of Mr. Richardson’s Executive Incentive Plan for 2009 is based on financial metrics, although the committee has established a list of management objectives for Mr. Richardson as well. The committee has determined that it will continue to use management objectives for all other executives other than the CEO, which objectives will include certain corporate initiatives for specific executives with control over the achievement of such corporate initiatives. In addition, the committee has also determined that it is more appropriate for the discretionary multiplier to be applied only to the management objective portion of the Executive Incentive Plans, rather than the overall Executive Incentive Plan.

Special Retention Bonus.  Mr. Richardson received a special $40,000 retention bonus in connection with his hiring. The Compensation Committee believed that it was necessary to enter into this special bonus to provide Mr. Richardson with a total compensation package that would be attractive to him and cause him to join Immersion. In the event Mr. Richardson should voluntarily terminate his employment with Immersion prior to his one year anniversary, he would be required to repay the bonus on a pro rata basis.

Equity Incentive Awards

Consistent with our past practice, in February 2008 we granted our executive officers annual equity incentive awards in the form of stock options to align their incentives with the long-term interests of our stockholders, reward them for potential long-term contributions, and provide a total compensation opportunity commensurate with our performance. In setting annual equity award guidelines for stock options in February 2008, the committee considered the individual’s current position, the individual’s personal performance in recent periods, comparison of award levels in prior years, and his or her potential for future responsibility and promotion over the option term. The committee also took into account the number of unvested options held by the executive officer in order to maintain an appropriate level of equity incentive for that individual. The relevant weight given to each of these factors varied from individual to individual, but the number of unvested options held by an executive officer was a significant factor in determining that amount of option grant awards for 2008. The Compensation Committee also reviewed compensation information from the independently published compensation survey data. Among the executives who received grants in February 2008, the Compensation Committee approved stock option awards for executive officers of approximately 14,000 shares. The grant date of the options approved on February 27, 2008 was March 3, 2008, the second business day after the release of our year-end earnings release. The exercise price for such grants was the closing price per share on the Nasdaq Global Market on the grant date. Contingent upon the officer’s continued employment, one-quarter of the options vest after twelve months following the grant date and the balance vest over the following three years.

In July 2008, Compensia performed its total direct executive compensation review and although the value of the grants placed Immersion in the 50th percentile compared to the technology and medical device peer groups, it was determined that unvested executive option holdings were providing minimal retention value because in most cases the value of the unvested option holdings were found to be lower than the executive’s base salary amounts. Additionally, many of the outstanding stock options had exercise prices significantly below the current market price of our common stock. In addition, our option burn rate over the last three years was found to be at or above the 75th percentile compared to the peer groups.

As a result, for 2009, the committee decided to target award values at the 75th percentile relative to its peer groups and utilize restricted stock units in addition to stock options to increase the retention value for the executive officers as well to reduce the burn rate. As a result, in 2009, our executive officers, with the exception of our CEO, received a mix of stock option grants and restricted stock units. The committee chose to further incentivize Mr. Richardson with a large option grant in 2009 with an extended vesting period of five years with most of the shares vesting in the later years. After consulting with Compensia, the committee determined that a large equity grant in 2009 with significant back-loaded vesting in lieu of smaller grants over the next few years was the proper incentive to keep Mr. Richardson focused on long-term business objectives and further concentrates more of Mr. Richardson’s overall compensation toward long-term equity incentives.

Severance and Change in Control Payments

We have, from time to time, entered into offer letters or employment agreements that contain certain benefits payable, in certain situations, upon termination or change in control. All such benefits extended to our executive officers are approved by the Compensation Committee in order to be competitive in our hiring and retention of executive officers, in comparison with companies with which we compete for talent. All such agreements with the Named Executive Officers are described in “Potential Payments upon Termination or Change in Control” elsewhere in this proxy statement.

We have entered into retention and change in control agreements with our executive officers with the goal of retaining such executive officers during the pendency of a proposed change of control transaction, and in order to align the interests of the executive officers with our stockholders in the event of a change in control. We believe that a proposed or actual change in control transaction can adversely impact the morale of officers and create uncertainty regarding their continued employment. Without the benefits under the Change in Control Agreements, executive officers may be tempted to leave our employment prior to the closing of the change in control, especially if they do not wish to remain with the entity after the transaction closes, and any such departures could jeopardize the consummation of the transaction or our interests if the transaction does not close and we remain independent. The Compensation Committee believes that these benefits therefore serve to enhance stockholder value in the transaction, and align the executive officers’ interests with those of the Company’s stockholders in change in control transactions. A description of the terms and conditions of such Change in Control Agreements is set forth in “Potential Payments upon Termination or Change in Control” elsewhere in this proxy statement.

Other Benefits

We provide certain executive officers with perquisites and other personal benefits that the Compensation Committee believes are reasonable and consistent with our overall compensation programs and philosophy. These benefits are provided in order to enable us to attract and retain these executives. The committee periodically reviews the levels of these benefits provided to our executive officers. These benefits include participation in our health and benefits plans, retirement savings plans, flexible spending accounts and our employee stock purchase plan, which are generally available to all of our employees. In addition, we also reimburse our CEO for his commuting expenses. As set forth in the Summary Compensation Table below, in 2008 the value of all perquisites provided to the CEO was $33,267 and the value of all perquisites provided to all other officers was of a nominal amount.

Equity Compensation Grant Practices

We do not have any program, plan, or practice to select equity compensation (including stock option) grant dates in coordination with the release of material non-public information, nor do we time the release of information for the purpose of affecting value. For all stock options, employees have ten years from the date of the grant to exercise vested options, assuming they remain an employee of or service provider to Immersion or its subsidiaries and subject to any requirements of local law.

New Hire Grants.  New hire grants of equity compensation are made to eligible employees in connection with the commencement of employment. New hire grants become effective on and are priced as of the tenth business day of the month following the month of hire. These grants generally become fully vested after four years, with 1/4th of the grant vesting on the first anniversary of the date of commencement of employment and 1/48th of the grant vesting monthly thereafter. Grants to individuals of 50,000 shares or less, not to exceed an aggregate of 150,000 shares in any fiscal quarter, are made by the CEO pursuant to the delegation of power by the Compensation Committee. Such grants must be granted on the tenth business day of each month for individuals who were employees as of the last day of the previous month. All other grants are made by the committee.

Annual Grants.  In the past, annual stock option grants have been awarded at the regularly scheduled Board meeting held in February and are effective and priced at the closing market price on the second business day after the release of our year-end operating results release. We selected this date to allow Immersion to close its financial statements for the prior year, announce results for the prior year, and finalize the performance ratings of employees prior to the determination of the awards. Annual stock option grants awarded to executives are priced and granted to executives on the same date and at the same price that they are priced and granted to the rest of our employees receiving annual grants and typically have the same four-year vesting schedule.

Going forward, as a result of the equity compensation review performed by Compensia in July 2008, we moved to a model pursuant to which only 60% of the employee population will receive annual grants and these grants will be in the form of restricted stock units. These grants will also be awarded at the regularly scheduled Board meeting held in February and will be made on the second business day after the release of our year-end earnings release. Unlike the stock option grants, these grants will typically vest as to 1/3rd of shares on an annual basis assuming continued service and subject to any requirements of local law.

Impact of Accounting and Tax Requirements on Compensation

We are limited by Section 162(m) of the Internal Revenue Code of 1986 to a deduction for federal income tax purposes of up to $1,000,000 of compensation paid to our Named Executive Officers in a taxable year. Compensation above $1,000,000 may be deducted if, by meeting certain technical requirements, it can be classified as “performance-based compensation.” The stock options and restricted stock unit awards granted under our 2007 Equity Incentive Plan are intended to be treated under current federal tax law as performance-based compensation exempt from limitation on deductibility. Although the Compensation Committee uses the requirements of Section 162(m) as a guideline, deductibility is not the sole factor it considers in assessing the appropriate levels and types of executive compensation and it will elect to forego deductibility when the committee believes it to be in the best interests of the company and its stockholders.

In addition to considering the tax consequences, the committee considers the accounting consequences of, including the impact of the Financial Accounting Standard Board’s Statement of Financial Accounting Standards 123(R), its decisions in determining the forms of different awards and generally attempts to keep the value of awards equivalent regardless of type.

Conclusion

In evaluating the individual components of overall compensation for each of our executive officers, the Compensation Committee reviews not only the individual elements of compensation, but also total compensation. Through the compensation programs described above, a significant portion of the compensation awarded to our executive officers is contingent upon individual and Immersion’s performance. The committee remains committed to this philosophy of pay-for-performance and will continue to review executive compensation programs to ensure that the interests of our stockholders are served.

COMPENSATION COMMITTEE REPORT

We, the Compensation Committee of the Board of Directors of Immersion, have reviewed and discussed the Compensation Discussion and Analysis contained in this Proxy Statement with management. Based on such review and discussion, we have recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

COMPENSATION COMMITTEE
Jack Saltich, Chair
John Hodgman
Robert Van Naarden

2008 Summary Compensation Table

The following table sets forth information concerning the compensation earned during the years ended December 31, 2008 2007 and 2006 by our current Chief Executive Officer, former Chief Executive Officer, Chief Financial Officer and our other most highly compensated executive officer (collectively, the “Named Executive Officers”).

2008 SUMMARY COMPENSATION TABLE

					Non-Equity
				Option	Incentive Plan		All Other
	Fiscal			Awards(4)	Compensation(5)		Compensation
Name & Principal Position	Year	Salary ($)	Bonus ($)	($)	($)		($)		Total ($)

Clent Richardson	2008	$205,962	$40,000	$615,520	$120,960	(6)	$33,267	(7)	$1,015,709
President and Chief	2007	—	—	—			—		—
Executive Officer(1)	2006	—	—	—	—		—		—
Victor Viegas	2008	125,044	—	116,190	48,000		209,587	(8)	498,821
Former President, Chief	2007	298,750	—	185,537	135,000		—		619,287
Executive Officer and Chairman of the Board(2)	2006	268,269	—	221,602	—		—		385,592
Stephen Ambler	2008	219,927	—	110,315	55,167		—		382,409
Chief Financial Officer	2007	214,464	—	139,174	25,712		—		379,350
	2006	207,231	—	—	178,361		—		385,592
Richard Vogel	2008	160,999	—	100,326	—		127,855	(9)	389,180
Senior Vice President	2007	230,346	—	191,056	20,000		—		441,402
and General Manager of Immersion Medical(3)	2006	210,000	—	260,377	123,777		—		594,154

(1)	Mr. Richardson joined us as President and Chief Executive Officer on April 28, 2008. On February 26, 2009, in light of the financial uncertainties caused by the global macro-economic recession and credit crisis, the Board decided to freeze 2009 salaries for executive officers, including that of our CEO, at 2008 levels. Effective March 20, 2009, in further response to the macro-economic climate, Mr. Richardson took a 12% pay cut and each of the executive officers, other than the CEO, took a 5% pay cut.

(2)	Mr. Viegas resigned as President and Chief Executive Officer on April 28, 2008 and as Chairman of the Board on February 25, 2009. Mr. Viegas remains a member of the Company’s Board of Directors.

(3)	Mr. Vogel resigned on July 14, 2008.

(4)	Valuation based on the dollar value compensation cost recognized for financial statement reporting purposes pursuant to SFAS No. 123R, disregarding for this purposes the estimate of forfeitures related to service-based vesting conditions. For a discussion of assumptions used to calculate the SFAS No. 123R compensation cost, refer to Note 10 (Stock-Based Compensation) to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2008.

(5)	Consists of compensation payable under Executive Incentive Plans.

(6)	$75,000 of this bonus was prepaid in April 2008.

(7)	Includes $28,895 in commuting expenses and other benefits including matching contributions to Mr. Richardson’s 401(k) savings account, legal expenses in connection with the review of Mr. Richardson’s employment package, certain travel-related expenses in connection with Mr. Richardson’s employment and contribution to Mr. Richardson’s flexible spending account.

(8)	Mr. Viegas received this amount as severance pursuant to that certain Resignation Agreement and General Release of Claims dated April 24, 2008, between Mr. Viegas and us, which amount includes continued payments of health insurance premiums for a period of eight months.

(9)	Mr. Vogel received this amount in severance pursuant to that certain Retention and Ownership Change Event dated June 14, 2007 between Mr. Vogel and us, which amount includes continued payments of health insurance premiums for a period of five months. In addition, Mr. Vogel forfeited options to purchase 285,647 shares of our common stock following his resignation.

2008 Grants of Plan-Based Awards

The following table sets forth information concerning each grant of an award made to a Named Executive Officer during the year ended December 31, 2008:

						Estimated Future Payouts Under Equity Incentive Plan Awards
						Number of		Exercise or
			Estimated Future Payouts Under			Securities		Base Price of	Grant Date Fair
			Non-Equity Incentive Plan Awards(3)			Underlying		Option	Value of Stock
		Approval	Threshold	Target	Maximum	Options		Awards	Option Awards
Name	Grant Date	Date	($)	($)	($)	(#)		($/sh)	($)

Clent Richardson(1)	5/14/2008	4/30/2008	—	$210,000	$352,800	675,000	(4)	$9.81	$3,850,335
Victor Viegas(2)	3/3/2008	2/27/2008	—	300,000	504,000	10,000	(5)	8.61	48,339
Stephen Ambler	3/3/2008	2/27/2008	—	110,334	185,363	14,000	(6)	8.61	67,675
Richard Vogel	3/3/2008	2/27/2008	—	144,472	290,388	14,000	(6)	8.61	67,675

(1)	Mr. Richardson was entitled to receive a prorated bonus under his 2008 Executive Incentive Plan. See “Compensation Discussion and Analysis.”

(2)	Pursuant to that certain Resignation Agreement and General Release of Claims dated April 24, 2008 between Mr. Viegas and us, Mr. Viegas is entitled to receive a prorated bonus under his 2008 Executive Incentive Plan. See “Compensation Discussion and Analysis.”

(3)	These awards were made pursuant to the 2008 Executive Incentive Plans.

(4)	This option was granted pursuant to the 2008 Employment Inducement Award Plan with an exercise price per share equal to the closing price per share of our Common Stock on the Nasdaq Global Market on May 14, 2008, which was the tenth business days following the end of the month during which Mr. Richardson was hired. The option vests at a rate of 25% of the underlying shares 12 months after the date of the grant, and 2.0833% monthly thereafter over the next 36 months, and has a maximum term of ten years, subject to earlier termination in the event of optionee’s cessation of service. This option accelerates upon a change of control. Fair value is calculated using the Black-Scholes-Merton option-pricing model value and was $5.70 per share on grant date.

(5)	This option was granted pursuant to our 2007 Equity Incentive Plan with an exercise price per share equal to the closing price per share of our Common Stock on the Nasdaq Global Market on March 3, 2008. The option vests at a rate of 100% of the underlying shares 12 months after the date of the grant, and has a maximum term of ten years measured from the option grant date, subject to earlier termination in the event of optionee’s cessation of service. Fair value is calculated using the Black-Scholes-Merton option-pricing model value and was $4.83 per share on grant date.

(6)	These options were granted pursuant to our 2007 Equity Incentive Plan with an exercise price per share equal to the closing price per share of our Common Stock on the Nasdaq Global Market on March 3, 2008. The options vest at a rate of 25% of the underlying shares 12 months after the date of the grant, and 2.0833% monthly thereafter over the next 36 months, and has a maximum term of ten years measured from the option grant date, subject to earlier termination in the event of optionee’s cessation of service. Fair value is calculated using the Black-Scholes-Merton option-pricing model value and was $4.83 per share on grant date.

Outstanding Equity Awards at 2008 Fiscal Year End

The following table sets forth information concerning the value of exercisable and unexercisable options held as of December 31, 2008 by the Named Executive Officers:

OUTSTANDING OPTION AWARDS AT DECEMBER 31, 2008

	Number of Securities Underlying
	Unexercised Options			Vesting		Option
	Exercisable	Unexercisable	Option Exercise	Commencement		Expiration
Name	(#)	(#)	Price ($/sh)	Date(1)		Date

Clent Richardson		675,000	$9.81	5/14/08		5/14/2018
Victor Viegas	564,900	—	8.98	8/2/99		8/2/2009
	18,600	—	10.50	2/7/01		2/7/2011
	15,000	—	6.23	5/1/01		5/1/2011
	100,000	—	6.03	6/18/01		6/18/2011
	50,000	—	2.35	2/15/02		2/15/2012
	125,000	—	1.28	2/5/03		2/5/2013
	200,000	—	7.00	2/4/04		2/4/2014
	62,500	37,500	6.11	6/5/06		6/5/2016
	—	10,000	8.61	3/3/08	(2)	3/3/2018
Stephen Ambler	127,708	7,292	6.79	2/28/05		2/28/2015
	10,625	4,375	6.95	2/27/06		2/27/2016
	5,350	6,323	9.04	3/5/07		3/05/2017
	—	14,000	8.61	3/3/08		3/03/2018
Richard Vogel	200,000	—	9.24	3/1/04		3/1/2014

(1)	Except as otherwise indicated, options vest as to 25% of the shares on the one year anniversary of the vesting commencement date and the remaining vest at a monthly rate of one forty-eighth.

(2)	Option vests as to 100% of the shares on the one year anniversary of the vesting commencement date.

Option Exercises In 2008 Fiscal Year

There were no stock option exercises by our Named Executive Officers during the year ended December 31, 2008.

Potential Payments upon Termination or Change in Control

We have entered into the following agreements with each of our Named Executive Officers that provide for severance benefits, and for additional benefits in connection with a change in control of Immersion:

Mr. Clent Richardson

Effective April 20, 2009, we entered into an Amended and Restated Retention and Ownership Change Event Agreement with Mr. Richardson which provides for the payment of severance and health insurance premiums upon the occurrence of certain events. The agreement provides that if Mr. Richardson is terminated without “Cause,” as defined in the agreement or resigns for “Good Reason,” as defined in the agreement, he would be entitled to receive, as severance, base salary for a period of 18 months following the date of termination, payable within 10 business days of termination and subject to compliance with Section 409A of the Internal Revenue Code. In addition, Mr. Richardson shall be entitled to continued payment of health insurance premiums for 18 months.

In the event that Mr. Richardson is terminated without Cause or resigns for Good Reason, within three months of, or within 1 year following, an “Ownership Change Event,” as defined in the agreement, Mr. Richardson will be entitled to receive a lump sum severance payment equal to 24 months base salary, payable within 10 business days of termination and subject to compliance with Section 409A of the Internal Revenue Code. In addition, Mr. Richardson shall be entitled to continued payment of health insurance premiums for 24 months. Mr. Richardson will also be entitled to immediate vesting of all of his then unvested stock and stock options and a six month post-termination exercise period with respect to stock options then held by him

Payment of the foregoing benefits will be conditioned upon Mr. Richardson’s execution of a general release of claims.

“Cause” is defined as any of the following: (1) the theft, dishonesty, misconduct, breach of fiduciary duty, or falsification of any company documents or records; (2) the material failure to abide by our code of conduct or other policies (including, without limitation, policies relating to confidentiality and reasonable workplace conduct); (3) the unauthorized use, misappropriation, destruction or diversion of any tangible or intangible asset or corporate opportunity (including, without limitation, the improper use or disclosure of our confidential or proprietary information); (4) any intentional act that has a material detrimental effect on our reputation or business; (5) the repeated failure or inability to perform any reasonable assigned duties after written notice of, and a reasonable opportunity to cure, such failure or inability; (6) the conviction (including any plea of guilty or nolo contendere) for any criminal act that impairs the executive officer’s ability to perform his duties.

“Good Reason” is defined as any of the following: (1) a material decrease in base salary, other than a material decrease that applies generally to other executives at the executive officer’s level, (2) a material, adverse change in the executive officer’s title, authority, responsibilities, or duties; (3) the relocation of the executive officer’s work place to a location that is more than 40 miles distant from employee’s present work location; or (4) the failure of any successor to confirm in writing its assumption of our obligations under this Agreement.

“Ownership Change Event” is defined as any of the following: (1) the direct or indirect sale or exchange in a single or series of related transactions by the stockholders of more than 50% of our voting stock; (2) a merger or consolidation in which we are not the controlling party; (3) the sale, exchange, or transfer of all or substantially all of our assets; or (4) our liquidation or dissolution.

Mr. Victor Viegas

On April 24, 2008, in connection with our leadership transition, we entered into a resignation agreement and general release of claims with Mr. Viegas. Under this agreement, which was unanimously approved by our Board of Directors (with Mr. Viegas abstaining), Mr. Viegas will make himself available to assist Immersion’s new Chief Executive Officer in any manner requested by Immersion or the new Chief Executive Officer through May 30, 2008, including, the orderly transition of the duties of our Chief Executive Officer, the transfer of information relevant to Immersion’s business and/or customers, and attendance at company or customer meetings. In exchange, we will pay Mr. Viegas’ current salary and group health coverage premiums through May 30, 2009. We will also allow Mr. Viegas to continue using his company laptop computer, email address and telephone number so long as he remains a member of our Board of Directors. Mr. Viegas will also remain entitled to receive the stock option acceleration benefits upon a Change in Control, as defined below, and continued vesting of his unvested stock options, so long as he remains a member of our Board of Directors, and shall have six months from the date he ceases to serve as member of our Board of Directors to exercise any stock options that remain unexercised as of such date. Mr. Viegas will also be entitled to receive a prorated bonus under his 2008 Executive Incentive Plan.

The term “Change of Control” is defined as any of the following: (1) any “person” becomes the “beneficial owner”, directly or indirectly, of securities representing fifty percent (50%) or more of the total voting power represented by our then outstanding voting securities; (2) a change in the composition of the Board occurring within a three-year period, as a result of which fewer than a majority of the directors are “Incumbent

Directors”, as defined in the agreement; (3) the consummation of a merger or consolidation of us with any other corporation, other than a merger or consolidation which would result in our voting securities outstanding immediately prior thereto continuing to represent at least sixty percent (60%) of the total voting power represented by our voting securities of or such surviving entity (or parent) outstanding immediately after such merger or consolidation; or (4) the consummation of the sale, lease or other disposition of all or substantially all of our assets.

Mr. Stephen Ambler

On April 22, 2009, we entered into an Amended and Restated Retention and Ownership Change Event Agreement with Mr. Ambler which provides for the payment of severance and health insurance premiums upon the occurrence of certain events. The agreement provides that if Mr. Ambler is terminated without “Cause”, he would be entitled to receive, as severance, base salary for a period of 12 months following the date of termination, payable within 10 business days of termination and subject to compliance with Section 409A of the Internal Revenue Code. In addition, Mr. Ambler shall be entitled to continued payment of health insurance premiums for 12 months.

In the event that Mr. Ambler is terminated without Cause or resigns for “Good Reason” within three months of, or within 1 year following, an “Ownership Change Event” Mr. Ambler will be entitled to receive a lump sum severance payment equal to 12 months base salary, payable within 10 business days of termination and subject to compliance with Section 409A of the Internal Revenue Code. In addition, Mr. Ambler shall be entitled to continued payment of health insurance premiums for 12 months.

Payment of the foregoing benefits will be conditioned upon his execution of a general release of claims.

Mr. Richard Vogel

Upon mutual agreement, on July 14, 2008, Mr. Vogel resigned and we agreed to pay him certain benefits pursuant to that certain Amended and Restated Retention and Ownership Change Event Agreement dated August 15, 2007 between Mr. Vogel and us. Pursuant to such agreement, Mr. Vogel received $120,393 in severance and continued payment of his health insurance premiums for five months. Mr. Vogel executed a general release of claims in connection with his termination.

The table below shows the potential value for each current Named Executive Officer under various termination of employment related scenarios, assuming that the triggering event for such value transfer occurred on December 31, 2008.

Event	Clent Richardson	Stephen Ambler

Termination without cause(1)	$—	$235,417
Termination without cause or resignation for good reason(2)	496,470	—
Termination without cause or resignation for good reason occurs due to a change in control(3)	661,960	235,417

(1)	Includes potential severance payout for Mr. Ambler and potential COBRA payout for Mr. Ambler

(2)	Includes potential severance payout for Mr. Richardson and potential COBRA payout for Mr. Richardson.

(3)	Includes a) potential severance payout for Messrs. Richardson and Ambler, and b) potential COBRA payout for Messrs. Richardson and Ambler.

Director Compensation

The following table sets forth information concerning the compensation earned during 2008 by each person who served as a director during the year ended December 31, 2008:

	Fees Earned or
	Paid in Cash(2)	Option	Total
Name(1)	($)	Awards(3)(4) ($)	($)

Anne DeGheest	$27,000	$96,068	$123,068
John Hodgman	38,000	68,691	106,691
Emily Liggett	31,000	97,966	128,966
Jack Saltich	45,000	68,691	113,691
Robert Van Naarden	28,000	68,691	96,691

(1)	In 2008, Mr. Richardson and Mr. Viegas were our only employee directors and they did not receive any additional compensation for their services as members of our Board of Directors.

(2)	Consists of meeting fees for service as members of the Board of Directors. Fees earned by directors vary depending on the number of Board meetings attended by the director, the number of committees on which the director served, the number of committee meetings attended by the director, and whether the director was Chair of the Board or certain committees. See Cash Compensation below for more information.

(3)	Represents the 2008 compensation cost of stock options granted in 2008 and prior years measured in accordance with SFAS No. 123R, disregarding for this purposes the estimate of forfeitures related to service-based vesting conditions. For a discussion of assumptions used to calculate the SFAS No. 123R compensation cost, refer to Note 10 (Stock-Based Compensation) to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2008. See Stock Options below for more information.

(4)	For each non-employee member of our Board of Directors, below is the aggregate grant date fair value of each option award granted in 2008 computed in accordance with SFAS No. 123R and the aggregate number of option awards outstanding on December 31, 2008. Assumptions used in the calculation of the grant date fair value are included in Note 10 (Stock-Based Compensation) to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2008.

			Option Awards
	Option Awards	Aggregate Grant	Outstanding at
	Granted in 2008	Date Fair Value	December 31, 2008
Name	(#)	($)	(#)

Anne DeGheest	10,000	$48,339	50,000
John Hodgman	10,000	48,339	70,000
Emily Liggett	10,000	48,339	45,001
Jack Saltich	10,000	48,339	80,000
Robert Van Naarden	10,000	48,339	70,000

Cash Compensation

In 2008, non-employee directors each received retainer fees of $25,000 per year, typically paid in quarterly installments on the date of each quarterly Board meeting and payable only in the event they attended such Board meeting. In addition, the Chairman of the Board and the lead director each received an additional retainer fee of $10,000 per year, paid in the same manner as the retainer fee described above. The Chair of the Audit Committee received a $10,000 annual committee fee, the Chair of the Compensation Committee received a $7,000 annual committee fee, and the Chair of the Nominating/Corporate Governance Committee received a $3,000 annual committee fee. Non-employee directors who are members of the Audit and Compensation Committees received $3,000 annual committee fees and non-employee directors of the Nominating/Corporate Governance Committee received $2,000 annual committee fees. These annual committee fees are typically paid quarterly on the date of the quarterly Board meetings. Directors are entitled to reimbursement of reasonable travel expenses they incur in connection with attending Board and committee meetings. In March 2009, in light of the financial uncertainties caused by the global macro-economic recession and credit crisis, the retainer fee for each non-employee director was reduced by 12%.

Stock Options

Non-employee directors are granted an option to purchase 40,000 shares of common stock under our 2007 Equity Incentive Plan on the date the director joins the Board. This initial option, like those received by all other individuals joining Immersion, is granted with an effective date of the tenth business day of the month following the month the director joins the Board. In 2008, non-employee directors also received annual option grants to purchase 10,000 shares of common stock. Subject to continued service, 25% of the options granted to non-employee directors in 2008 vest on the first anniversary of their grant date, with the remaining portion vesting in 36 equal monthly installments. Effective, August 1, 2007, the Board amended the terms of the annual option grant to non-employee directors such that any annual grant after that date will fully vest after one year of continued service. Options granted to non-employee directors on or after February 27, 2006 will accelerate in full and become completely vested upon a change of control. For options granted prior to February 28, 2007, the exercise price per share equals the closing price per share on the Nasdaq Global Market (or its predecessor) on the grant date. For any options granted on or after February 28, 2007 that are being granted prior to our release of results of operations, the effective date of such option grants is the second business day after our earnings release and the exercise price per share equals the closing price per share on the Nasdaq Global Market on the effective date of the option grants; the exercise price per share for all other options equals the closing price per share on the Nasdaq Global Market on the tenth business day of the month following the month in which the option was granted. Each option has or will have a maximum term of ten years, subject to earlier termination should the optionee cease to serve as a member of the Board of Directors. Commencing in 2009, as a result of the executive compensation study conducted by Compensia, the non-employee directors will receive 4,500 shares of restricted stock and options to purchase 8,500 shares annually.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

None of the individuals serving on the Compensation Committee was at any time during 2008, or at any other time, an officer or employee of Immersion. No executive officer of Immersion serves as a member of the Board of Directors or compensation committee of any entity that has one or more executive officers serving as a member of our Board or the Compensation Committee.

RELATED PERSON TRANSACTIONS

In accordance with our Audit Committee charter, our Audit Committee is responsible for reviewing and approving the terms and conditions of any related party transactions. Review of any related party transaction would include reviewing each such transaction for potential conflicts of interests and other improprieties. Except as described elsewhere in this Proxy Statement, including in “Executive Compensation” above, or in “Other Transactions” below, since January 1, 2008, there has not been, nor is there currently proposed, any transaction or series of similar transactions, to which Immersion is or was a party, in which the amount involved exceeds $120,000 and in which any of its directors, executive officers, or holders of more than 5% of our capital stock had or will have a direct or indirect material interest.

Other Transactions

Agreements with Dan Chavez

In connection with the appointment of Mr. Daniel Chavez as Senior Vice President of the Medical line of business, we entered into an offer of employment with Mr. Chavez dated November 25, 2008. Pursuant to the letter, Mr. Chavez is employed as Senior Vice President and General Manager of the Medical Line of Business at a salary of $245,000 per annum, and received a sign on bonus in the amount of $25,000, which bonus must be reimbursed to us on a pro rata basis in the event Mr. Chavez voluntarily terminates his employment prior to December 1, 2009. Mr. Chavez also participates in the 2009 executive bonus plan with a target annual bonus amount of $147,000.

Mr. Chavez is also eligible for one year of relocation assistance, including tax grossed-up payment of moving costs, fees related to closing costs, up to 60 days of temporary housing, travel expenses for two house hunting trips and a $15,000 discretionary move bonus for incidental costs. In the event that Mr. Chavez terminates his employment within the first year of his actual move date, Mr. Chavez will be required to repay all or part of these relocation payments. Mr. Chavez was also granted an option to purchase 175,000 shares of our common stock pursuant to our 2008 Employment Inducement Award Plan. This option vests over four years at the rate of 25% on the one year anniversary of the commencement of employment, and thereafter in equal monthly installments at the rate of 1/48th per month over the remaining 36 months.

We also entered into a retention and ownership change event agreement (the “Retention Agreement”) with Mr. Chavez. The Retention Agreement provides for the payment of severance and health insurance premiums upon the occurrence of certain events. In the event that his employment is terminated without cause, Mr. Chavez will be entitled to receive a lump sum severance payment equal to 6 months base salary and payments of health insurance premiums for the earlier of 6 months or the date on which Mr. Chavez first becomes eligible to obtain other group health insurance coverage. In the event that Mr. Chavez’s employment is terminated without cause, or is terminated by him with good reason, in either case, in connection with an ownership change event of Immersion, then Mr. Chavez will also be entitled to receive a lump sum severance payment equal to 12 months base salary and payments of health insurance premiums for the earlier of 12 months or the date on which Mr. Chavez first becomes eligible to obtain other group health insurance coverage. Payment of the foregoing benefits will be conditioned upon Mr. Chavez’s execution of a general release of claims.

Prior to Mr. Chavez becoming Senior Vice President and General Manager of the Medical Line of Business, he served as interim Senior Vice President and General Manager of the Medical line of business. As interim Senior Vice President and General Manager, Mr. Chavez received $25,000 per month in consulting fees as well as reimbursement of travel and lodging expenses of up to $3,000 per month. Mr. Chavez also received a restricted stock unit grant of 8,000 shares, 4,000 of which vested on January 31, 2009, provided Mr. Chavez was still providing services to Immersion or its subsidiaries at such time and the other 4,000 of which vested upon the Medical line of business achieving certain financial metrics. Because the Medical line of business did not achieve the financial metrics as set forth in the grant, Mr. Chavez received only 4,000 shares upon the settlement of the restricted stock unit grant on January 31, 2009.

Agreement with Craig Vachon

We entered into an offer of employment with Mr. Vachon dated September 7, 2008, pursuant to which he was initially employed as Vice President and General Manager of Mobility at salary of $230,000 and a sign on bonus in the amount of $25,000, which bonus must be reimbursed to us on a pro rata basis in the event Mr. Vachon voluntarily terminates his employment prior to September 29, 2009. Mr. Vachon participated in the 2008 executive bonus plan with a target annual bonus amount of $138,000, of which $25,000 is guaranteed and which amount has been paid; this bonus must be reimbursed on a pro rata basis to us in the event Mr. Vachon voluntarily terminates his employment prior to September 29, 2009. Mr. Vachon is eligible for housing assistance for the first six months of his employment. During the first three month period, he was entitled to reimbursement of actual and reasonable expenses incurred for lodging and meal expenses, and for the second three month period, we are paying $2,000 per month to off-set living expenses. On October 14, 2008, Mr. Vachon received an option to purchase 150,000 shares of our common stock pursuant to the 2008 Employment Inducement Award Plan. This option will vest over four years at the rate of 25% on the one year anniversary of the commencement of employment, and thereafter in equal monthly installments at the rate of 1/48th per month over the remaining 36 months.

In connection with Mr. Vachon’s appointment to Senior Vice President and General Manager of the Touch Line of Business, he received an option to purchase 50,000 shares of our common stock pursuant to the 2007 Equity Incentive Plan. This option will vest over four years at the rate of 25% on January 9, 2010, and thereafter in equal monthly installments at the rate of 1/48th per month over the remaining 36 months.

We have also entered into a retention and ownership change event agreement with Mr. Vachon with substantially the same terms as Mr. Chavez’s Retention Agreement.

Indemnification

In addition to indemnification provisions in our bylaws, we have entered into agreements to indemnify our directors and executive officers. These agreements provide for indemnification of our directors and executive officers for some types of expenses, including attorney’s fees, judgments, fines, and settlement amounts incurred by persons in any action or proceeding, including any action by or in the right of Immersion, arising out of their services as our director or executive officer. We believe that these provisions and agreements are necessary to attract and retain qualified persons as directors and executive officers.

PROPOSAL NO. 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC
ACCOUNTING FIRM

We are asking the stockholders to ratify the Audit Committee’s engagement of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2009, and in the event the stockholders fail to ratify the appointment, the Audit Committee will reconsider its engagement. Even if the engagement is ratified, the Audit Committee, in its discretion, may direct the engagement of a different independent registered public accounting firm at any time during the year if the Audit Committee feels that such a change would be in the best interest of the Company and its stockholders. Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

Deloitte & Touche LLP has been the independent registered public accounting firm that audits our financial statements since 1997. In accordance with standing policy, Deloitte & Touche LLP periodically changes the personnel who work on the audit. We have no current consulting agreements with Deloitte & Touche LLP.

The following table sets forth the aggregate fees billed to the Company for the fiscal years ended December 31, 2008 and 2007 by the Company’s principal accounting firm, Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates:

	2008	2007

Audit Fees(1)	$898,993	$1,489,000
Audit Related Fees(2)	91,054	—
Tax Fees(3)
Tax Compliance/Preparation	17,822	105,000
Other Tax Services		18,000

Total Tax Fees	$17,822	$123,000
All Other Fees(4)	—	—

Total Fees	$1,007,869	$1,612,000

(1)	Audit fees consist of fees billed, or expected to be billed, for professional services rendered for the audits of the Company’s consolidated financial statements and the effectiveness of the Company’s internal controls over financial reporting, along with reviews of interim condensed consolidated financial statements included in quarterly reports, services that are normally provided by Deloitte & Touche LLP in connection with statutory and regulatory filings or engagements, and attestation services.

(2)	Audit-related fees consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s consolidated financial statements and are not reported under “Audit Fees.”

(3)	Tax fees consist of tax compliance/preparation and other tax services. Tax compliance/preparation consists of fees billed for tax return preparation, claims for refunds, and tax payment planning services related to federal, state, and international taxes. Other tax services consist of fees billed for services including tax advice, tax strategy, and other miscellaneous tax consulting and planning. For the fiscal year ended December 31, 2008, the Company’s tax returns were handled by PriceWaterhouseCoopers.

(4)	All other fees consist of fees for all other services other than those reported above. The Company’s intent is to minimize services in this category.

The Audit Committee has determined that all services performed by Deloitte & Touche LLP are compatible with maintaining the independence of Deloitte & Touche LLP. In addition, since the effective date of the SEC rules stating that an independent public accounting firm is not independent of an audit client if the services it provides to the client are not appropriately approved, the Audit Committee has approved, and will continue to pre-approve all audit and permissible non-audit services provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services, and other services.

The Audit Committee has adopted a policy for the pre-approval of services provided by the independent registered public accounting firm, pursuant to which it may pre-approve certain audit fees, audit-related fees, tax fees, and fees for other services. Under the policy, the Audit Committee may also delegate authority to pre-approve certain specified audit or permissible non-audit services to one or more of its members. A member to whom pre-approval authority has been delegated must report his pre-approval decisions, if any, to the Audit Committee at its next meeting. Unless the Audit Committee determines otherwise, the term for any service pre-approved by a member to whom pre-approval authority has been delegated is twelve months.

Vote Required

Stockholder ratification of the selection of Deloitte & Touche LLP as the independent registered public accounting firm is not required by our bylaws or otherwise. The Board, however, is submitting the selection of Deloitte & Touche LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee and the Board will reconsider whether or not to retain Deloitte & Touche LLP. Even if the selection is ratified, the Audit Committee and the Board in their discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if they determine that such a change would be in the best interests of Immersion and our stockholders.

Approval of this proposal requires the affirmative vote of a majority of the votes cast at the annual meeting of stockholders, as well as the presence of a quorum representing a majority of all outstanding shares, either in person or by proxy. Abstentions will be treated as votes cast and will have the same effect as a “no” vote. Broker non-votes will each be counted as present for purposes of determining the presence of a quorum but will not have any effect on the outcome of the proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” PROPOSAL 2
THE RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS OUR
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

AUDIT COMMITTEE REPORT

This report of the audit committee is required by the Securities and Exchange Commission, and is not “soliciting material,” is not to be deemed “filed” with the Securities and Exchange Commission and is not to be incorporated by reference in any filing of Immersion under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any filing.

Under the guidance of a written charter adopted by the Board, the purpose of the Audit Committee is to retain an independent registered public accounting firm, to make such examinations as are necessary to monitor the corporate financial reporting of the our internal and external audits and its subsidiaries, to provide to the Board the results of its examinations and recommendations derived therefrom, to outline to the Board the improvements made, or to be made, in internal accounting controls, and to provide the Board such additional information and materials as it may deem necessary to make the Board aware of significant financial matters that require the attention of the Board.

Management is primarily responsible for the system of internal controls and the financial reporting process. The independent registered public accounting firm is responsible for expressing an opinion on the financial statements based on an audit conducted in accordance with generally accepted auditing standards. The Audit Committee is responsible for monitoring and overseeing these processes.

In this context and in connection with the audited financial statements contained in our Annual Report on Form 10-K for fiscal 2008, the Audit Committee:

•	reviewed and discussed the audited financial statements with management;

•	discussed with Deloitte & Touche LLP, with and without management present, the matters required to be discussed under Statement of Auditing Standards No. 61, as amended, (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T;

•	received the written disclosures and the letter from Deloitte & Touche LLP required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence; discussed with the independent registered public accounting firm its independence; and concluded that the nonaudit services performed by Deloitte & Touche LLP are compatible with maintaining its independence; and

•	based on the foregoing reviews and discussions, recommended to the Board that the audited financial statements be included in our 2008 Annual Report on Form 10-K for the fiscal year ended December 31, 2008 filed with the SEC.

AUDIT COMMITTEE
John Hodgman, Chair
Emily Liggett
Jack Saltich

PRINCIPAL STOCKHOLDERS AND STOCK OWNERSHIP BY MANAGEMENT

The following table sets forth as of April 15, 2009, certain information with respect to the beneficial ownership of our common stock by (1) each stockholder who is known by us to be the beneficial owner of more than 5% of our outstanding shares of common stock, (2) each of our directors, (3) the Named Executive Officers, and (4) all directors and executive officers as a group. Beneficial ownership has been determined in accordance with Rule 13d-3 under the Exchange Act. Under this rule, certain shares may be deemed to be beneficially owned by more than one person (if, for example, persons share the power to vote or the power to dispose of the shares). In addition, shares are deemed to be beneficially owned by a person if the person has the right to acquire shares (for example, upon exercise of an option) within 60 days of the date as of which the information is provided; in computing the percentage ownership of any person, the amount of shares outstanding is deemed to include the amount of shares beneficially owned by such person (and only such person) by reason of such acquisition rights. As a result, the percentage of outstanding shares of any person as shown in the following table does not necessarily reflect the person’s actual voting power at any particular date.

			Shares
			Subject to
	Amount and		Options
	Nature of		Included in
	Beneficial		Beneficial	Percent of
Beneficial Owner	Ownership(1)		Ownership(2)	Class(3) (%)

Mazama Capital Management(4)	3,097,090		—	11.1
H Partners Management, LLC(5)	1,500,000		—	5.4
ValueAct SmallCap Master Fund, L.P.(6)	1,413,503		—	5.1
Executive Officers and Directors
Clent Richardson	190,372		182,812	*
Victor Viegas	1,161,209	(8)	1,151,625	4.0
Stephen Ambler	158,127		158,127	*
Richard Vogel	—		—	—
Anne DeGheest	57,000	(8)	32,500	*
John Hodgman	68,250	(8)	63,750	*
Emily Liggett	39,626	(8)	33,126	*
Jack Saltich	78,250	(8)	73,750	*
Robert Van Naarden	68,250	(8)	63,750	*
All named executive officers and directors as a group (9 persons)(7)	1,821,084		1,759,440	6.1

*	Less than 1% of the outstanding shares of common stock.

(1)	Except as indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock. To our knowledge, and except as indicated in the footnotes to this table, the entities named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them. Except as otherwise indicated, the address of each of the persons in this table is as follows: c/o Immersion Corporation, 801 Fox Lane, San Jose, California 95131.

(2)	Only shares issuable upon exercise of options within 60 days of April 15, 2009 are included for purposes of determining beneficial ownership.

(3)	Calculated on the basis of 27,957,359 shares of common stock outstanding as of April 15, 2009, provided that any additional shares of common stock that a stockholder has the right to acquire within 60 days after April 15, 2009 are deemed to be outstanding for the purpose of calculating that stockholder’s percentage of beneficial ownership.

(4)	Based solely on a Schedule 13G filed with the SEC on March 10, 2009, Mazama Capital Management has sole voting power with respect to 2,466,922 shares and sole dispositive power with respect to 3,097,970 shares and does not have shared voting or dispositive power with respect to any shares as of December 31, 2008. Mazama Capital Management, One Southwest Columbia Street, Suite 1500, Portland, OR 97258.

(5)	Based solely on a Schedule 13F filed with the SEC on February 13, 2009, H Partners Management, LLC and Rehan Jaffer have shared voting and dispositive power with respect to 1,500,000 shares as of December 31, 2008. H Partners Management, LLC, Rehan Jaffer, 152 West 57th Street, 52nd Floor, New York, New York 10019.

(6)	Based solely on a Schedule 13D filed with the SEC on April 14, 2009, ValueAct SmallCap Master Fund, L.P., VA SmallCap Partners, LLC, ValueAct SmallCap Management, L.P., ValueAct SmallCap Management, LLC and David Lockwood have shared voting and dispositive power with respect to 1,413,503 shares as of April 7, 2009. ValueAct SmallCap Master Fund, L.P., 435 Pacific Avenue, Fourth Floor, San Francisco, CA 94133.

(7)	Total includes executive officers and directors as of April 15, 2009. Includes 1,759,440 shares subject to options that are currently exercisable or will become exercisable within 60 days after April 15, 2009 beneficially owned by executive officers and directors.

(8)	Includes 4,500 shares of restricted stock which are subject to repurchase until March 4, 2010 provided that the individual continues to provide service throughout such period.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of December 31, 2008 concerning our equity compensation plans:

Number of Shares
Remaining
Available for
	Number of		Number of	Future Issuance
	Shares to be	Weighted-	Shares to be	Under Equity
	Issued Upon	Average Exercise	Issued Upon	Compensation
	Exercise of	Price of	Settlement of	Plans (Excluding
	Outstanding	Outstanding	Outstanding	Shares Reflected in
	Options	Options	Restricted	Columns (a) and (c))
Plan Category(1)	(a) (#)	(b) ($/sh)	Stock Units	(#)

Equity compensation plans approved by stockholders(2)	6,155,772	$8.10	34,500	2,733,183	(3)
Equity compensation plans not approved by stockholders(4)	200,000	8.10	—	—

Total	6,355,772		34,500	2,733,183

(1)	The table does not include information for equity compensation plans assumed by the Company in business combinations. As part of the business combination with Immersion Medical in fiscal 2000, we assumed Immersion Medical’s 1995B and 1998 stock option plans. A total of 392,565 shares of common stock are reserved for issuance under these plans. The majority of the options outstanding under these plans cliff vest on the anniversary of the grant date over a five-year period. The 1998 Plan provides, in certain instances, for accelerated vesting of the options upon a change of control. All of the options expire 10 years from the date of the grant. As part of the business combination with Virtual Technologies, Inc. (“VTI”) in fiscal 2000, the Company assumed VTI’s 1997 stock option plan. A total of 67,500 shares of common stock are reserved for issuance to employees (incentive stock options) and non-employees (nonstatutory stock options) under this plan. The options expire 10 years from the date of the grant. The majority of the options outstanding under this plan cliff vest on the anniversary of the grant date over a five-year period. The plan provided that in the event of a merger of the Company with or into another corporation, each outstanding option or stock purchase right under the plan must be assumed, or an equivalent option or right substituted, by the successor corporation or an affiliate. The number of shares to be issued upon exercise of outstanding options under plans assumed in business combinations at December 31, 2008 was 653,895 and the weighted average exercise price was $18.82.

(2)	Consists of three plans: the Immersion Corporation 1997 Stock Option Plan, the 2007 Plan and the 2008 Employment Inducement Award Plan.

(3)	Includes 102,187 shares available for future issuance under the Employee Stock Purchase Plan.

(4)	As of December 31, 2008, we had reserved an aggregate of 200,000 shares of common stock for issuance pursuant to Non-Plan Stock Option Agreements (the “Non-Plan Agreements”) with Richard Vogel. The Non-Plan Agreements provide for the granting of a nonstatutory stock option with an exercise price equal to the fair market value of our common stock on the date of grant. Each option granted pursuant to the Non-Plan Agreements has a 10-year term and vests at the rate of 1/4 of the shares on the first anniversary of the date of grant and 1/48 of the shares monthly thereafter. These options were canceled on January 10, 2009.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires the Company’s executive officers, directors, and persons who beneficially own more than 10% of our common stock to file initial reports of ownership and reports of changes in ownership with the SEC. These persons are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms filed by such persons.

Based solely on the Company’s review of the forms furnished to it and written representations from certain reporting persons, the Company believes that all filing requirements applicable to its executive officers, directors, and persons who beneficially own more than 10% of the Company’s common stock were complied with during the fiscal year ended December 31, 2008.

STOCKHOLDER PROPOSALS FOR 2010 ANNUAL MEETING

Stockholder proposals may be included in our proxy materials for an annual meeting so long as they are provided to us on a timely basis and satisfy the other conditions set forth in applicable SEC rules. For a stockholder proposal to be included in our proxy materials for the 2010 Annual Meeting of Stockholders, the proposal must be received at our principal executive offices, addressed to the Corporate Secretary, not later than February 1, 2010. Stockholder business that is not intended for inclusion in our proxy materials may be brought before the annual meeting so long as we receive notice of the proposal as specified by our Bylaws, addressed to the Corporate Secretary at our principal executive offices, not later than February 1, 2010.

It is important that your stock be represented at the meeting, regardless of the number of shares that you hold. You are, therefore, urged to execute and return, at your earliest convenience, the accompanying Proxy Card in the enclosed envelope.

OTHER MATTERS

The Board knows of no other matters to be presented for stockholder action at the Annual Meeting. However, if other matters do properly come before the Annual Meeting or any adjournments or postponements thereof, the Board intends that the persons named in the proxies will vote upon such matters in accordance with their best judgment.

IMMERSION CORPORATION 801 FOX LANE ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS SAN JOSE, CA 95131
VOTE BY INTERNET — www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.
VOTE BY PHONE — 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.
TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: M13919-P79311 KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY
IMMERSION CORPORATION
A Election of Directors
The Board of Directors recommends a vote FOR the listed nominees.
1. Proposal to elect as directors Anne DeGheest, Jack Saltich and Victor Viegas to serve for a three-year term as Class I directors. For Against Abstain 1a. Anne DeGheest 0 0 0 1b. Jack Saltich 0 0 0 1c. Victor Viegas 0 0 0
B Ratification of Appointment of Independent Registered Public Accounting Firm
For Against Abstain
The Board of Directors recommends a vote FOR the following proposal.
2. Proposal to ratify the appointment of Deloitte & Touche LLP as Immersion’s independent registered public accounting firm for 0 0 0 the year ending December 31, 2009.
C Authorized Signatures — Sign Here — This section must be completed for your instructions to be executed.
This Proxy should be marked, dated and signed by the stockholder(s) exactly as his or her name(s) appear(s) hereon, and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate. If shares are held by joint tenants or as community property, all such stockholders should sign.
Signature [PLEASE SIGN WITHIN BOX]DateSignature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com.
M13920-P79311 IMMERSION CORPORATION
ANNUAL MEETING OF STOCKHOLDERS to be held on June 9, 2009
This Proxy is solicited on behalf of the Board of Directors
The undersigned stockholder of IMMERSION CORPORATION, a Delaware corporation (the “Company”), hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated April 28, 2009, and hereby appoints Clent Richardson and Stephen Ambler, or either of them, proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the Annual Meeting of Stockholders of IMMERSION CORPORATION to be held on Tuesday, June 9, 2009, at 9:30 a.m., local time, at the Techmart Network Meeting Center, 5201 Great America Parkway, Santa Clara, California 95054, and for any adjournment or adjournments thereof, and to vote all shares of common stock, which the undersigned would be entitled to vote if then and there personally present, on the matters set forth on the reverse side. Under Delaware law and the Company’s bylaws, no business shall be transacted at an annual meeting other than the matters stated in the accompanying Notice of Meeting, which matters are set forth on the reverse side. However, should any other matter or matters properly come before the Annual Meeting, or any adjournment or adjournments thereof, it is the intention of the proxy holders named on the reverse side to vote the shares they represent upon such other matter or matters at their discretion.
THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO CONTRARY DIRECTION IS INDICATED, WILL BE VOTED FOR APPROVAL OF THE PROPOSAL TO ELECT THREE DIRECTORS AND FOR PROPOSAL 2 AND AT THE DISCRETION OF THE PROXIES UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.
Please mark, sign, date and return the proxy card promptly, using the enclosed return-addressed postage-paid envelope.
CONTINUED AND TO BE SIGNED ON REVERSE SIDE